Exhibit 99.1

Monday, November 27, 2017, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly Dividend

NORTH LIBERTY, IOWA - November 27, 2017 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on December 22, 2017 to shareholders of record at the close of business on December 12, 2017. We currently estimate that a total of approximately $1.7 million will be paid on the Company's 83.3 million shares of common stock. This is the Company's fifty-eighth consecutive quarterly cash dividend. With the payment of this dividend, the Company will have paid a total of $470.7 million in cash dividends, including three special dividends since the dividend program was implemented in the third quarter of 2003.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, President and CEO
Christopher A. Strain, VP of Finance, CFO, Treasurer and Secretary
Heartland Express, Inc.
319-626-3600